UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  March 23, 2007

VERSANT CORPORATION

(Exact name of Registrant as Specified in its Charter)

California	000-28540	94-3079392
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification Number)

6539 Dumbarton Circle

Fremont California 94555

(Address of Principal Executive Offices, including Zip Code)

(510) 789-1500

(Registrant’s Telephone Number, including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2 below):

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17  CFR 240.14d-2(b)).

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01:        Entry into a Material Definitive Agreement

On March 23, 2007, Versant Corporation (the “Company”) and CA-Shorebreeze Limited Partnership entered into an Office Building Lease pursuant to which the Company will lease approximately 6,800 square feet in an office facility located in Redwood City, California.  The lease has a term of thirty-six months, which is currently expected to commence in June 2007.  The Redwood City, California office to be occupied under the lease will serve as the Company’s new U.S headquarters, replacing its current facility in Fremont, California, whose lease expires on June 30, 2007.  Monthly rent under the lease will initially be approximately $19,000 per month, and is subject to 4% annual increases thereafter.  The total rent payable over the full thirty-six month lease term (net of two months rent abatement) will be approximately $671,000.  The Company has an option to extend the term of the lease for one additional one-year period at a rent equal to the then fair market lease rate.  Pursuant to the lease, the landlord has agreed to provide a tenant improvement allowance of approximately $101,000.  Any tenant improvement costs exceeding this allowance will be borne by the Company.

Item 2.03:        Creation of a Direct Financial Obligation under an Off-Balance Sheet Arrangement of a Registrant

The above disclosure provided in Item 1.01 of this report on Form 8-K “Entry into a Material Definitive Agreement” regarding the Office Building Lease entered into on March 23, 2007 between the Company and CA-Shorebreeze Limited Partnership is incorporated by reference into this Item 2.03 as if fully set forth herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERSANT CORPORATION

Date: March 29, 2007	By:	/s/ Jerry Wong
Jerry Wong, Chief Financial Officer